UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 7, 2011

Biolase Technology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 7, 2011, Biolase Technology, Inc., a Delaware corporation ("the Company"), entered into an engagement letter (the "Engagement Letter"), with Rodman & Renshaw, LLC (the "Placement Agent"), pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of shares of the Company’s common stock in a registered direct public offering (the "Offering"). Pursuant to the Engagement Letter, the Company agreed to pay the Placement Agent a cash fee equal to 4.5% of the aggregate gross proceeds raised in the Offering. The Company will also reimburse the Placement Agent for expenses incurred by it in connection with the offering in an amount equal to 1.0% of the gross proceeds received by the Company in the Offering, but in no event in excess of $25,000. The cash fee and the expense reimbursement are payable by the Company immediately upon the closing of the Offering.

In addition, on April 7, 2011, the Company and certain institutional investors entered into a securities purchase agreement (the "Securities Purchase Agreement"), pursuant to which the Company agreed to sell an aggregate of 320,000 shares of its common stock for gross proceeds of approximately $1.8 million. The purchase price per share is $5.60. The net proceeds to the Company from the Offering, after deducting the Placement Agent’s fees and expenses and the Company’s estimated offering expenses, are expected to be approximately $1.7 million. The Company intends to use the net proceeds it receives for working capital and for general corporate purposes. The Offering is expected to close on or about April 11, 2011, subject to the satisfaction of customary closing conditions as set forth in the Securities Purchase Agreement.

The shares of common stock will be issued pursuant to a prospectus supplement, dated as of April 11, 2011, which was filed with the Securities and Exchange Commission in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-166145), which became effective on April 29, 2010, and the base prospectus dated contained in such registration statement. This transaction will exhaust the securities available for sale under the Company’s $9.5 million shelf registration statement.

The description of terms and conditions of the Engagement Letter and the Securities Purchase Agreement set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Engagement Letter and the Securities Purchase Agreement, which are attached hereto as Exhibits 1.1 and 10.1, respectively, and incorporated herein by reference.

The Engagement Letter and the Securities Purchase Agreement contain representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Engagement Letter and the securities purchase agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

Item 7.01 Regulation FD Disclosure.

On April 8, 2011, the Company issued a press release announcing the offering described in Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and Exhibit 99.1 to this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as may be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

1.1 Engagement Letter, dated as of April 7, 2011, by and between Biolase Technology, Inc. and Rodman & Renshaw, LLC.
10.1 Form of Securities Purchase Agreement, dated April 7, 2011, by and between Biolase Technology, Inc. and the investors signatory thereto.
99.1 Press Release of Biolase Technology, Inc., dated April 8, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase Technology, Inc.

April 12, 2011	By:	/s/ Federico Pignatelli

Name: Federico Pignatelli
Title: Chairman and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

1.1	Engagement Letter, dated as of April 7, 2011, by and between Biolase Technology, Inc. and Rodman & Renshaw, LLC.
10.1	Form of Securities Purchase Agreement, dated April 7, 2011, by and between Biolase Technology, Inc. and the investors signatory thereto.
99.1	Press Release of Biolase Technology, Inc., dated April 8, 2011.